First Choice Bancorp to Participate in FIG Partners Community Bank Forum

Cerritos, CA, September 12, 2018 — First Choice Bancorp (NASDAQ: FCBP) (“First Choice” or the “Company”) today announced that President and Chief Executive Officer Robert Franko will participate in the FIG Partners Community Bank Forum to be held in Atlanta on September 17-18, 2018. During the event, Mr. Franko will hold a series of meetings with institutional investors.

A copy of the investor presentation that will be used at the event will be made available on the Presentations page of the Company’s investor relations website.

About First Choice Bancorp

First Choice Bancorp is a community-based bank holding company headquartered in Cerritos, California, and it is the sole shareholder of First Choice Bank. As of July 31, 2018, First Choice had total assets of approximately $1.5 billion. First Choice Bank is a community-focused financial institution, serving diverse consumers and commercial clients and specializing in loans to small businesses, private banking clients, commercial and industrial (C&I) loans, and commercial real estate loans with a niche in providing financing for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

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Contact:

First Choice

Robert M. Franko, 562.345.9241

President & Chief Executive Officer